                                                                    Exhibit 23.1

                     CONSENT OF INDEPENDENT PUBLIC AUDITORS

We consent to the incorporation by reference in the: (i) Registration Statements (Form S-3 Nos. 333-64344, 333-65602, 333-52893, 333-85847, 333-86003 and
333-104406) of Sirius Satellite Radio Inc. and Subsidiary and in the related prospectuses and (ii) Registration Statements (Form S-8 Nos. 333-81914, 333-74752, 333-65473, 333-15085, 33-95118, 33-92588, 333-31362, 333-62818,
333-47954 and 333-106020) pertaining to employee benefit plans of Sirius Satellite Radio Inc. and Subsidiary of our report dated June 6, 2003, with respect to the financial statements and schedules of the Sirius Satellite Radio 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

                                                ERNST & YOUNG LLP

New York, New York
June 30, 2003